EXHIBIT 16.1

June 25, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K, dated June 25, 2007, of Volt Information Sciences, Inc. and are in agreement with the statements contained in the paragraphs 5 through 8 on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP
New York, New York